Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of ION Networks, Inc. on Form SB-2, Post Effective Amendment No. 2 [File No. 333-124274] of our report dated February 10, 2006, with respect to our audits of the consolidated financial statements of ION Networks, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Interest of Named Expert and Counsel” in such Prospectus.

/s/ Marcum & Kliegman llp

New York, New York

May 31, 2006